EuroPacific Growth Fund 333 South Hope Street Los Angeles, California 90071 Telephone (213) 486-9200 Fax (213) 486-9455

September 30, 2010

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 48K1 and K2
Advisory Contract ($000’s omitted)

K1) Maximum Asset Value	$115,000,000
K2) Maximum Fee Rate	0.397

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$0
Class B	$0
Class C	$0
Class F1	$0
Class F2	$0
Total	$0
Class 529-A	$0
Class 529-B	$0
Class 529-C	$0
Class 529-E	$0
Class 529-F1	$0
Class R-1	$0
Class R-2	$0
Class R-3	$0
Class R-4	$0
Class R-5	$0
Class R-6	$0
Total	$0

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.0000
Class B	$0.0000
Class C	$0.0000
Class F1	$0.0000
Class F2	$0.0000
Class 529-A	$0.0000
Class 529-B	$0.0000
Class 529-C	$0.0000
Class 529-E	$0.0000
Class 529-F1	$0.0000
Class R-1	$0.0000
Class R-2	$0.0000
Class R-3	$0.0000
Class R-4	$0.0000
Class R-5	$0.0000
Class R-6	$0.0000

Item 74A through 74T
Condensed balance sheet data:

As of the end of current reporting period (000's omitted except for per share amounts)
A) Cash	$17,799
B) Repurchase agreements	-
C) Short-term debt securities other than repurchase agreements	$8,107,039
D) Long-term debt securities including convertible debt	$50,332
E) Preferred, convertible preferred, and adjustable rate preferred stock	$0
F) Common stock	$94,994,142
G) Options on equities	$0
H) Options on all futures	$0
I) Other investments	$44,423
J) Receivables from portfolio instruments sold	$359,638
K) Receivables from affiliated persons	$0
L) Other receivables	$503,025
M) All other assets	$0
N) Total assets	$104,076,398
O) Payables for portfolio instruments purchased	$408,936
P) Amounts owed to affiliated persons	$68,954
Q) Senior long-term debt	$0
R1) Reverse repurchase agreements	$0
R2) Short sales	$0
R3) Written options	$0
R4) All other liabilities	$376,561
S) Senior equity	$0
T) Net Assets of common shareholders	$103,221,947

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	971,143
Class B	20,237
Class C	71,786
Class F1	215,737
Class F2	120,960
Total	1,399,863
Class 529-A	21,946
Class 529-B	2,131
Class 529-C	8,283
Class 529-E	1,230
Class 529-F1	1,533
Class R-1	7,658
Class R-2	33,333
Class R-3	183,013
Class R-4	303,282
Class R-5	392,563
Class R-6	258,246
Total	1,213,218

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$39.69
Class B	$39.13
Class C	$38.60
Class F1	$39.49
Class F2	$39.74
Class 529-A	$39.37
Class 529-B	$38.56
Class 529-C	$38.46
Class 529-E	$39.01
Class 529-F1	$39.40
Class R-1	$38.25
Class R-2	$38.46
Class R-3	$38.92
Class R-4	$39.05
Class R-5	$39.72
Class R-6	$39.79